Exhibit  99.1

P O Box 3395

West Palm Beach, FL

33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

Florida Public Utilities Announces Second Quarter 2004 Results

West Palm Beach, FLA, August 9.  Florida Public Utilities (AMEX: FPU) reported second quarter ended June 30, 2004 income of $522,000 or $ .13 per share, compared with income from continuing operations for the same period last year of $482,000 or $.13 per share.  Total revenues for the quarter increased by $320,000 or 1%. Income from continuing operations for the six months ended June 2004 was $1,935,000 or $.49 per share, compared to the same period last year of $2,295,000 or $.59 per share.  Income from discontinued operations for the six months ended June 30, 2003 was $9,821,000 or $2.52 per share.

The Company experienced a significant increase in electric revenues in the quarter and year to date, primarily attributable to the rate relief granted in March 2004. Revenue for propane also increased in both the quarter and year to date due to customer growth. Revenue from natural gas was lower than last year, primarily due to revenue associated with a non-recurring termination fee of $1,500,000 recorded in the first and second quarters of 2003.

Impacting the quarter and year to date income from continuing operations were increased total operating expenses.  Higher revenues were offset by increased pension, insurance, and benefit related expenses during the first and second quarter of 2004. Other expense increases included higher depreciation and amortization due to normal plant growth.

The Company successfully completed a request for rate relief with the Florida Public Service Commission (FPSC) for the electric segment in the first quarter. Rate relief in the annual amount of approximately $1,800,000 was granted mid-March 2004.

The Company was granted natural gas interim rate relief of approximately $1,200,000 annually, effective in the third quarter of 2004.  The Company is requesting approximately $8,200,000 in annual rate relief.  This amount is subject to review by the FPSC, which may not grant the full amount requested.  If an increase is granted, it is anticipated the final rate relief will take effect in the fourth quarter of 2004.

Statements in this press release regarding Florida Public Utilities Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission.

Key operating results for the second quarter and year to date 2004 compared to the second quarter and year to date 2003 are summarized below:

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Total Revenues	$ 24,729	$ 24,409	$ 55,454	$ 55,558

Net Income from Continuing Operations	$ 522	$ 482	$ 1,935	$ 2,295

Income from Discontinued Operations - water division	-	$ (61)	-	$ 9,821

Net Income	$ 522	$ 421	$ 1,935	$ 12,116

Earnings applicable Common Stock	$ 515	$ 414	$ 1,921	$ 12,102

Earnings Per Common Share – basic & diluted:
Continuing Operations	$ .13	$ .13	$ .49	$ .59

Discontinued Operations-water division	-	$ (.02)	-	$ 2.52
Total	$ .13	$ .11	$ .49	$ 3.11

Average Shares Outstanding	3,932,009	3,899,488	3,930,306	3,897,233

Average Customers	91,000	86,000	91,000	86,000

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.